Exhibit 99.28(b)(2)

PEAR TREE FUNDS

THIRD AMENDMENT TO BYLAWS

This Third Amendment to the Bylaws of Pear Tree Funds, a Massachusetts business trust (the “Trust”), are hereby adopted and have immediate effect on October 25, 2023.

WHEREAS, the Trust is governed by its Second Amended and Restated Agreement and Declaration of Trust dated May 26, 2011, as filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, as heretofore further amended (collectively, the “Declaration of Trust”), and the Amended and Restated Bylaws of the Trust dated October 22, 2008, as amended and in effect on the date hereof (the “Bylaws”); and

WHEREAS, the Trustees desire to effect certain changes in the Bylaws as more fully set forth herein, each of which the Trustees have determined to be necessary and appropriate and in the best interests of the Funds and their shareholders; and

WHEREAS, the Trustees may amend the Bylaws in accordance with Section 12.1 of the Bylaws; it is therefore

RESOLVED, the Bylaws are hereby amended as follows:

1.	Section 11.1 shall be amended and restated as follows:

11.1 Meetings. A meeting of the shareholders shall be called by the Secretary whenever ordered by the Trustees, whether on the Trustees’ own initiative or when requested in writing pursuant to Article V, Section 2 of the Declaration of Trust by the holder or holders of at least one-tenth of the outstanding shares entitled to vote at such meeting. If the Secretary, when so ordered or requested, refuses or neglects to call such a meeting for more than 30 days after receiving a request from the Trustees, or 2 business  days after receiving a request from shareholders directly or through the Trustees, the Trustees or the shareholders so requesting may, in the name of the Secretary, call the meeting by giving notice thereof in the manner required when notice is given by the Secretary.

2.	Section 11.3 shall be amended and restated as follows:

11.3 Record Dates. For the purpose of determining the shareholders of any series who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees (or their designees) may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or 60 days before the date for the payment of any dividend or of any other distribution, as the record date for determining the shareholders of such series having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record of such series on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the register or transfer books for all or any part of such period.

3.	Section 11.5 shall be added to Article 11 of the Bylaws:

11.4. Abstentions and Broker Non-Votes. Outstanding Shares represented in person or by proxy (including Broker Non-Votes (as defined below) and Shares which abstain with respect to one or more proposals presented for Shareholder approval) will be counted for purposes of determining whether a quorum is present at a meeting.  Except as otherwise provided by law, abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the number of Shares that are present and entitled to vote with respect to any particular proposal, but they will not be counted as a vote cast on such proposal. A "Broker Non-Vote" occurs if a broker or nominee holding Shares in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular proposal. Except as otherwise provided by law, Broker Non-Votes will be treated as present and entitled to vote for purposes of determining the number of Shares that are present and entitled to vote with respect to such proposal, but they will not be counted as a vote cast on such proposal.

The undersigned hereby certifies that the foregoing amendment has been adopted by at least a majority of the Trustees of the Trust.

/s/ Deborah Kessinger
Name:	Deborah A. Kessinger
Title:	Clerk of the Trust

Date: October 25, 2023